Exhibit 99.1

PRESS RELEASE Ormat Technologies Contact: Smadar Lavi slavi@ormat.com Investor Relations 775-356-9029 (ext. 65726)	ORIX Corporation Contact Corporate Planning Department +81-3-3435-3121

Investor Relations Agency Contact:

Rob Fink/Brett Maas

Hayden - IR

646-415-8972/646-536-7331

rob@haydenir.com / brett@haydenir.com

ORIX to Acquire 22% Ownership Stake in Ormat from FIMI and Bronicki Investments and Simultaneously Enter into Strategic Partnership with Ormat

Reno, Nevada and Tokyo, Japan, May 4, 2017 – Ormat Technologies, Inc. (NYSE: ORA) and ORIX Corporation (TSE: 8591; NYSE: IX) announced today that ORIX will acquire an approximately $627 million ownership stake in Ormat by purchasing approximately 11.0 million shares of Ormat common stock from FIMI ENRG Limited Partnership, FIMI ENRG, L.P. (collectively, "FIMI"), Bronicki Investments, Ltd. ("Bronicki"), and senior members of management, representing in the aggregate an approximately 22.1% ownership position in Ormat. The per share sale price to be paid by ORIX at closing (subject to satisfaction of customary conditions, including regulatory approvals) is $57, which was the prevailing market price at the time that ORIX, FIMI and Bronicki reached agreement on the commercial terms of their transaction. The parties expect closing (including with respect to the agreements described below) to occur in the third quarter of 2017.

Under terms of a new Commercial Cooperation Agreement between the two companies, Ormat will have exclusive rights to develop, own, operate and provide equipment for ORIX geothermal energy projects in all markets outside of Japan. In addition, Ormat will have certain rights to serve as technical partner and co-invest in ORIX geothermal energy projects in Japan. Also, ORIX will assist Ormat in obtaining project financing for its geothermal energy projects from a variety of leading providers of renewable energy debt financing with which ORIX has relationships in Asia and around the world.

Under related agreements, ORIX will have the right to designate three persons to be appointed to an expanded nine-person Ormat board of directors and also propose a fourth person to be mutually agreed by Ormat and ORIX to serve as a new independent director on the Ormat board. In addition, for so long as ORIX is entitled to board representation, ORIX will be subject to certain customary standstill restrictions, including an effective 25% cap on its voting rights. ORIX will also have certain customary registration rights with respect to the shares of Ormat common stock that it will own.

A Special Committee of the Ormat board of directors was formed to evaluate and negotiate the shareholder arrangements proposed by ORIX. The Special Committee received independent legal counsel from Davis Polk & Wardwell LLP. The agreements between ORIX and Ormat were executed by Ormat following the unanimous recommendation of the Special Committee and the unanimous approval by the Ormat board of directors.

"We are excited to partner with ORIX, one of the world’s leading diversified companies with operations in 36 countries, to advance the interests of both companies," commented Gillon Beck, Ormat's Chairman. "With ORIX's significant presence around the world, access to capital and strong positioning throughout Asia, we believe Ormat can enhance and accelerate its strategic growth plans in the renewable energy market. We expect this collaboration will expand the number and quality of growth opportunities that Ormat enjoys around the world, particularly in Asia." Mr. Beck added "These past years have been exciting ones characterized by continued growth and strategy execution. I would like to thank the devoted management and employees of Ormat for their relentless efforts. ORIX is joining an amazing company and I am confident that Ormat will continue to excel and reach new highs."

“We are delighted to be partnering with Ormat to support the company’s expansion in the global geothermal energy market” said Mr. Yuichi Nishigori, Head of Energy and Eco Services Business Headquarters of ORIX. “As one of Asia’s leading investors in the renewable energy sector, and with a growing portfolio of renewable energy investments around the world, we recognize the importance of having clean, reliable, baseload power such as that which geothermal provides, and we believe that the geothermal sector has the potential to become an increasingly large component of the world’s overall energy mix. Given Ormat’s technological leadership and increasingly global portfolio of operations, we believe the company is well positioned to help lead this expansion, and we look forward to working with the Ormat board and existing management team to facilitate the company’s future growth and value creation.”

“Following the meetings and discussions I had with ORIX’s management in the last several weeks, I am confident that this significant cooperation agreement will support our strategic plan to expand our geographical footprint as well as technological and customer base” said Isaac Angel, Ormat’s CEO. “We expect that the comprehensive capabilities and track record of Ormat together with ORIX’s commitment to expanding the scope of its geothermal and other renewable energy activities will accelerate our growth. I look forward to leading our cooperation with ORIX on future opportunities.”

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 73 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 474 employees in the United States and over 700 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling 2,200 MW of gross capacity. Ormat’s current 727 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, and Guadeloupe.

About ORIX

ORIX Corporation (TSE: 8591; NYSE: IX) is an opportunistic, diversified, innovation-driven global powerhouse with a proven track record of profitability. Established in 1964, ORIX at present operates a diverse portfolio of businesses in the operations, financial services, and investment spaces. ORIX’s highly complementary business activities span industries including: energy, private equity, infrastructure, automotive, ship and aircraft, real estate and retail financial services. ORIX has also spread its business globally by establishing locations in a total of 36 countries and regions across the world. Through its business activities, ORIX has long been committed to corporate citizenship and environmental sustainability.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the parties’ plans, objectives and expectations for future operations and are based upon the parties' current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. These forward-looking statements are made only as of the date hereof, and neither party undertakes any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.